Exhibit 99.1

For more information, contact:

Steven D. Schwartz, Vice President-Investor Relations
(515) 273-3763, sschwartz@american-equity.com

FOR IMMEDIATE RELEASE
February 16, 2023
American Equity Ramps Private Asset Allocation to 22% and Achieves Close to $10 billion in Fee-Generating Reinsurance Balances in Fourth Quarter 2022
Company Highlights
•Q4 2022 net loss available to common stockholders of $(29.4) million, or $(0.34) per diluted common share compared to net income of $82.2 million, or $0.88 per diluted common share for Q4 2021
•Non-GAAP operating income1 available to common stockholders for the fourth quarter 2022 was $67.9 million, or $0.79 per diluted common share; No notable items impacted results in the quarter
•Private asset deployment momentum continues with approximately $1.4 billion sourced in the quarter bringing total portfolio allocation to 22%
•Sequential quarterly FIA sales increase of 7% to $783 million
•Ceded $352 million of flow reinsurance to Brookfield Re and $4.3 billion of GAAP reserves, including $3.8 billion of account value, in new strategic partnership with 26North Re increasing "fee-like" revenues and growing account value subject to recurring fees to $9.6 billion

WEST DES MOINES, Iowa (February 16, 2023) – American Equity Investment Life Holding Company (NYSE: AEL), a leading issuer of fixed index annuities (FIAs) today reported its fourth quarter 2022 results. Results in the quarter reflected a lower-than-expected return on mark-to-market assets and higher fee revenues on reinsured account values.
American Equity's President and CEO, Anant Bhalla stated: "The fourth quarter caps a year of outstanding achievements as we continue to execute on our AEL 2.0 strategy. During the year, we originated $5 billion of privately sourced assets, driving total allocation to 22% of our investment portfolio – generating value for shareholders and policyholders without taking additional risk. Aggregate adjusted investment spread for the year increased 59 basis points as we reinvested excess cash, invested in privately sourced assets, and benefited from our allocation to floating rate assets, all while proactively reducing the portfolio's credit risk exposure in anticipation of potentially amplifying macro-economic uncertainty. We also revamped our pricing procedures creating the ability to quickly re-price product as markets change, entered into an important, long-term reinsurance relationship with 26North Re helping to drive reinsurance assets subject to fees to nearly $10 billion, and made a number of foundational operational changes to facilitate the efficient sales growth we foresee as the AEL 2.0 flywheel continues to gain speed."
Bhalla continued, “While fourth quarter results reflect lower-than-expected investment returns on mark-to-market assets, impacting overall portfolio yield by 9 basis points, our strong execution on our AEL 2.0 strategy over the last year, as well as the sales momentum we are seeing through the first six weeks of 2023, only increase our confidence in our continued delivery of superior shareholder value this year and over the long term.”
Non-GAAP operating income1 available to common stockholders for the fourth quarter of 2022 was $67.9 million, or $0.79 per diluted common share, compared to non-GAAP operating income1 available to common stockholders of $75.8 million, or $0.81 per diluted common share for the fourth quarter of 2021. For the fourth quarter of 2021, non-GAAP operating income1, excluding notable items, was $97.1 million, or $1.04 per diluted common share. There were no notable items affecting results for the fourth quarter of 2022.
Actuarial assumption revisions utilized in the determination of deferred policy acquisition costs, deferred sales inducements, and the liability for future policy benefits to be paid for guaranteed lifetime income through life-time income benefit riders (LIBR) negatively affected non-GAAP operating income1 by $21.2 million, or $0.23 per diluted common share, in the fourth quarter of 2021.
The year-over-year change in quarterly non-GAAP operating income1 available to common stockholders excluding the impact of actuarial assumption revisions primarily reflected the effect of reduced equity index credits due to the decline in equity markets on the increase in the LIBR reserve and in the amortization of the deferred acquisition cost and deferred sales inducement assets. This was offset partly by substantial increases in both investment spread and recurring fee revenue associated with reinsurance.
For the fourth quarter of 2022, net investment income increased $25 million from the comparable quarter of 2021 reflecting an increase in average yield on investments resulting from the benefit from higher short-term interest rates on our floating rate portfolio, lower cash balances, and the increase in allocation to privately sourced assets to 22.0% of the investment portfolio offsetting a decline in investment assets primarily due to our recent in-force reinsurance transaction which became effective on October 3, 2022..
Compared to the fourth quarter of 2021, the change in the liability for future benefits to be paid for LIBR increased $35 million. Excluding the impact of actuarial assumption revisions in the fourth quarter of 2021, the year-over-year change in liability for future policy benefits to be paid for LIBR was $45 million higher as lower than modeled index credits increased the LIBR reserve by $18 million in the quarter; conversely, better than expected index credits in the fourth quarter of 2021 lowered the change in the LIBR reserve by $30 million. Actual versus modeled experience resulted in an increase in the reserve for the fourth quarter of 2022 of $37 million compared to expectations reflecting $18 million of additional expense associated with near zero index credits, $8 million for lower than modeled option budget, and $8 million for other experience true-ups; actual versus modeled experience reduced the reserve by $4 million in the fourth quarter of 2021.

Compared to the fourth quarter of 2021, amortization of deferred policy acquisition and sales inducement cost increased $10 million. Excluding the impact of actuarial assumption revisions in the fourth quarter of 2021, amortization of deferred policy acquisition and sales inducement costs increased by $26 million year-over year. Actual versus modeled expectations in the fourth quarter of 2022, primarily reflecting the level of equity index credits, interest margin and lapsation, offset in part by lower option budget, increased amortization by $8 million. Additional expense associated with near zero index credits in the fourth quarter of 2022 was $9 million. Amortization of deferred sales inducements and policy acquisition costs was positively affected by $9 million in the fourth quarter of 2021 from actual versus modeled expectations.
As of December 31, 2022, account value of business ceded subject to fee income was $9.6 billion, up $4 billion from three months earlier, primarily reflecting $3.8 billion of in-force account value reinsured in the quarter. Flow reinsurance ceded in the fourth quarter of 2022 totaled $352 million of account value. Operating income1 for the fourth quarter of 2022 included $21 million of revenues from reinsurance account values subject to fees compared to $11 million in the third quarter, reflecting the increase in ceded account value.
The effective tax rate on pre-tax operating income1 for the fourth quarter of 2022 was 13.8%, reflecting true-ups to bring the estimated income tax rate through the first nine months of the year in line with the full year effective rate. For the full year, the effective tax rate on pre-tax operating income1 was 20.1% - at the low end of expectations.
STRONG INVESTED ASSET ORIGINATION AT ATTRACTIVE EXPECTED RATES OF RETURN
American Equity’s investment spread was 2.54% for the fourth quarter of 2022 compared to 2.73% for the third quarter of 2022 and 2.29% for the fourth quarter of 2021. On a sequential quarterly basis, the average yield on invested assets decreased by 18 basis points - driven by lower returns on partnerships and other mark-to-market assets - while the cost of money increased 1 basis point. Adjusted investment spread excluding non-trendable items2 decreased to 2.53% in the fourth quarter of 2022 from 2.70% in the third quarter of 2022.
Average yield on invested assets was 4.30% in the fourth quarter of 2022 compared to 4.48% in the third quarter of 2022. The average adjusted yield on invested assets excluding non-trendable items2 was 4.29% in the fourth quarter of 2022 compared to 4.45% in the third quarter of 2022. Returns on mark-to-market assets contributed a benefit of 22 basis points in the third quarter but reduced the portfolio yield by nine basis points in the fourth quarter. The benefit to the investment portfolio from higher short term rates on floating rate investments was 15 basis points in the fourth quarter.
During the quarter, investment asset purchases totaled $2.5 billion and were made at an average rate of 6.81%, including approximately $1.4 billion of private assets at 7.02%.
The aggregate cost of money for annuity liabilities of 1.76% in the fourth quarter of 2022 was up 1 basis point compared to the third quarter of 2022, in line with market costs. The cost of money in the both quarters reflect a small benefit from the over-hedging of index-linked credits.
FIA SALES3 INCREASE 7% FROM PRIOR SEQUENTIAL QUARTER
Fourth quarter sales were $900 million, of which 87.0%, or $783 million, were in fixed index annuities. Although total enterprise FIA sales were down on a year-over-year basis, reflecting the company's pricing discipline in the midst of historically competitive markets, total enterprise FIA sales increased 7.3% compared to third quarter as pricing changes made in the fourth quarter helped increase traction with producers. Compared to the third quarter of 2022, FIA sales at American Equity Life in the Independent Marketing Organization (IMO) channel increased 1.5%, while Eagle Life FIA sales through banks and broker-dealers rose 42.4%.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
The forward-looking statements in this release or that American Equity uses on its conference call, such as ability, aim, anticipate, assume, become, believe, building, can, commit, constructive, continue, could, estimate, expect, exposure, forward, future, goal, grow, guidance, intend, likely, look to, may, might, model, opportunity, outlook, over time, plan, potential, prepare, project, ramp, risk, scenario, see, should, signal, strategy, target, to be, toward, trends, will, would, and their derivative forms and similar words, as well as any projections of future results, are based on assumptions and expectations that involve risks and uncertainties, including the "Risk Factors" the company describes in its U.S. Securities and Exchange Commission filings. The Company's future results could differ, and it has no obligation to correct or update any of these statements.
CONFERENCE CALL
American Equity will hold a conference call to discuss fourth quarter 2022 earnings on Friday, February 17, at 10:00 a.m. CT.
The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the webcast may register to access it on our IR website at https://ir.american-equity.com. An audio replay will also be available via the same link on our website shortly after the completion of the call for 30 days.
The call may also be accessed by telephone. Investors and interested parties may register for the call with the form available at this link, and upon submission (and via follow-up email) will receive the dial-in number and a unique PIN to access the call. Registration is available now or any time up to and during the time of the call. Registration is also available by visiting our IR website at https://ir.american-equity.com.
ABOUT AMERICAN EQUITY
At American Equity Investment Life Holding Company, we think of ourselves as The Financial Dignity CompanyTM that offers solutions designed to create financial dignity in retirement. Our policyholders work with independent agents, banks and broker-dealers, through our wholly-owned operating subsidiaries, to choose one of our leading annuity products best suited for their personal needs. To deliver on our promises to policyholders, American Equity has reframed its investment focus, building a stronger emphasis on insurance liability driven asset allocation as well as the origination and management of private assets. Our company is headquartered in West Des Moines, Iowa with satellite offices in Charlotte, NC and New York, NY. For more information, please visit www.american-equity.com.
1    Use of non-GAAP financial measures, including those that isolate notable items, is discussed in this release in the tables that follow the text of the release.
2    Non-trendable items are the impact of investment yield – additional prepayment income and cost of money effect of over (under) hedging as shown in our December 31, 2022 financial supplement on page 10, “Spread Results”.
3    For the purposes of this document, all references to sales are on a gross basis. Gross sales is defined as sales before the use of reinsurance.

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American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Premiums and other considerations	$2,991	$14,553	$19,739	$58,202
Annuity product charges	61,666	60,310	230,354	242,631
Net investment income	537,995	514,599	2,307,463	2,037,475
Change in fair value of derivatives	22,243	522,251	(1,138,128)	1,348,735
Net realized gains (losses) on investments	14,411	(10,478)	(47,848)	(13,242)
Other revenue	15,148	8,026	43,921	15,670
Total revenues	654,454	1,109,261	1,415,501	3,689,471

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	5,663	16,975	31,099	67,983
Interest sensitive and index product benefits	160,243	574,816	889,650	2,681,406
Amortization of deferred sales inducements	46,773	59,409	408,548	152,692
Change in fair value of embedded derivatives	342,409	186,802	(2,352,598)	(358,302)
Interest expense on notes and loan payable	10,228	6,259	32,098	25,581
Interest expense on subordinated debentures	1,335	1,330	5,331	5,324
Amortization of deferred policy acquisition costs	64,338	82,999	615,300	268,328
Other operating costs and expenses	62,041	66,279	239,616	243,712
Total benefits and expenses	693,030	994,869	(130,956)	3,086,724
Income (loss) before income taxes	(38,576)	114,392	1,546,457	602,747
Income tax expense (benefit)	(20,478)	21,255	325,155	128,755
Net income (loss)	(18,098)	93,137	1,221,302	473,992
Less: Net income available to noncontrolling interests	361	—	358	—
Net income (loss) available to American Equity Investment Life Holding Company stockholders	(18,459)	93,137	1,220,944	473,992
Less: Preferred stock dividends	10,919	10,919	43,675	43,675
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$(29,378)	$82,218	$1,177,269	$430,317

Earnings (loss) per common share	$(0.34)	$0.89	$13.00	$4.58
Earnings (loss) per common share - assuming dilution	$(0.34)	$0.88	$12.86	$4.55

Weighted average common shares outstanding (in thousands):
Earnings (loss) per common share	85,274	92,479	90,558	93,860
Earnings (loss) per common share - assuming dilution	86,402	93,378	91,538	94,491

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except per share data)

NON-GAAP FINANCIAL MEASURES
In addition to net income (loss) available to common stockholders, we have consistently utilized non-GAAP operating income available to common stockholders and non-GAAP operating income available to common stockholders per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Non-GAAP operating income available to common stockholders equals net income (loss) available to common stockholders adjusted to eliminate the impact of items that fluctuate from quarter to quarter in a manner unrelated to core operations, and we believe measures excluding their impact are useful in analyzing operating trends. The most significant adjustments to arrive at non-GAAP operating income available to common stockholders eliminate the impact of fair value accounting for our fixed index annuity business. These adjustments are not economic in nature but rather impact the timing of reported results. We believe the combined presentation and evaluation of non-GAAP operating income available to common stockholders together with net income (loss) available to common stockholders provides information that may enhance an investor’s understanding of our underlying results and profitability.
Reconciliation from Net Income (Loss) Available to Common Stockholders to Non-GAAP Operating Income Available to Common Stockholders and Non-GAAP Operating Income Available to Common Stockholders, Excluding Notable Items

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$(29,378)	$82,218	$1,177,269	$430,317
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized (gains) losses on financial assets, including credit losses (a)	(15,167)	7,771	36,428	10,299
Change in fair value of derivatives and embedded derivatives (a)	138,966	(14,544)	(1,080,356)	(187,290)
Net investment income (a)	664	—	664	—
Other revenue	5,969	—	5,969	—
Income taxes	(33,154)	383	222,966	37,184
Non-GAAP operating income available to common stockholders	67,900	75,828	362,940	290,510
Impact of excluding notable items (b)	—	21,235	(26,572)	78,036
Non-GAAP operating income available to common stockholders, excluding notable items	$67,900	$97,063	$336,368	$368,546

Per common share - assuming dilution:
Net income (loss) available to American Equity Investment Life Holding Company common stockholders	$(0.34)	$0.88	$12.86	$4.55
Adjustments to arrive at non-GAAP operating income available to common stockholders:
Net realized (gains) losses on financial assets, including credit losses	(0.18)	0.08	0.40	0.11
Change in fair value of derivatives and embedded derivatives	1.61	(0.15)	(11.80)	(1.98)
Net investment income	0.01	—	0.01	—
Other revenue	0.07	—	0.06	—
Income taxes	(0.38)	—	2.43	0.39
Non-GAAP operating income available to common stockholders	0.79	0.81	3.96	3.07
Impact of excluding notable items	—	0.23	(0.29)	0.83
Non-GAAP operating income available to common stockholders, excluding notable items	$0.79	$1.04	$3.67	$3.90
Notable Items

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Notable items impacting non-GAAP operating income available to common stockholders:
Impact of actuarial assumption updates	$—	$(21,235)	$26,572	$(78,036)
Total notable items (b)	$—	$(21,235)	$26,572	$(78,036)
(a)Adjustments to net income (loss) available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands, except share and per share data)
Book Value per Common Share

Q4 2022
Total stockholders’ equity attributable to American Equity Investment Life Holding Company	$3,169,223
Equity available to preferred stockholders (a)	(700,000)
Total common stockholders' equity (b)	2,469,223
Accumulated other comprehensive (income) loss (AOCI)	2,155,055
Total common stockholders’ equity excluding AOCI (b)	4,624,278
Net impact of fair value accounting for derivatives and embedded derivatives	(1,150,532)
Total common stockholders’ equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$3,473,746

Common shares outstanding	84,810,255

Book Value per Common Share: (c)
Book value per common share	$29.11
Book value per common share excluding AOCI (b)	$54.52
Book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives (b)	$40.96
(a)Equity available to preferred stockholders is equal to the redemption value of outstanding preferred stock plus share dividends declared but not yet issued.
(b)Total common stockholders' equity, total common stockholders' equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, exclude equity available to preferred stockholders. Total common stockholders’ equity and book value per common share excluding AOCI, non-GAAP financial measures, are based on common stockholders’ equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale securities, we believe these non-GAAP financial measures provide useful supplemental information. Total common stockholders' equity and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives, non-GAAP financial measures, are based on common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives. Since the net impact of fair value accounting for our derivatives and embedded derivatives fluctuates from quarter to quarter and the most significant impacts relate to fair value accounting for our fixed index annuity business and are not economic in nature but rather impact the timing of reported results, we believe these non-GAAP financial measures provide useful supplemental information.
(c)Book value per common share including and excluding AOCI and book value per common share excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives are calculated as total common stockholders’ equity, total common stockholders’ equity excluding AOCI and total common stockholders' equity excluding AOCI and the net impact of fair value accounting for derivatives and embedded derivatives divided by the total number of shares of common stock outstanding.

American Equity Investment Life Holding Company
Unaudited (Dollars in thousands)

NON-GAAP FINANCIAL MEASURES
Average Common Stockholders' Equity and Return on Average Common Stockholders' Equity
Return on average common stockholders' equity measures how efficiently we generate profits from the resources provided by our net assets.  Return on average common stockholders' equity is calculated by dividing net income available to common stockholders, for the trailing twelve months, by average equity available to common stockholders. Non-GAAP operating return on average common stockholders' equity excluding average accumulated other comprehensive income (AOCI) and average net impact of fair value accounting for derivatives and embedded derivatives is calculated by dividing non-GAAP operating income available to common stockholders, for the trailing twelve months, by average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives. We exclude AOCI because AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments. We exclude the net impact of fair value accounting for derivatives and embedded derivatives as the amounts are not economic in nature but rather impact the timing of reported results.

Twelve Months Ended
December 31, 2022
Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Derivatives and Embedded Derivatives
Average total stockholders’ equity	$4,746,175
Average equity available to preferred stockholders	(700,000)
Average equity available to common stockholders	4,046,175
Average AOCI	153,133
Average common stockholders' equity excluding average AOCI	4,199,308
Average net impact of fair value accounting for derivatives and embedded derivatives	(712,757)
Average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives	3,486,551
Impact of excluding notable items on average common stockholders' equity excluding average AOCI and average net impact of fair value accounting for derivatives and embedded derivatives	(13,286)
Average common stockholders' equity excluding average AOCI, average net impact of fair value accounting for derivatives and embedded derivatives and notables	$3,473,265

Net income available to American Equity Investment Life Holding Company common stockholders	$1,177,269
Adjustments to arrive at non-GAAP operating income available to common stockholders: (a)
Net realized losses on financial assets, including credit losses	36,428
Change in fair value of derivatives and embedded derivatives	(1,080,356)
Net investment income	664
Other revenue	5,969
Income taxes	222,966
Non-GAAP operating income available to common stockholders	362,940
Impact of excluding notable items (b)	(26,572)
Non-GAAP operating income available to common stockholders, excluding notable items	$336,368

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company
Net income available to common stockholders	29.1%

Return on Average Common Stockholders' Equity Attributable to American Equity Investment Life Holding Company, Excluding Average AOCI and Average Net Impact of Fair Value Accounting for Derivatives and Embedded Derivatives
Non-GAAP operating income available to common stockholders	10.4%
Non-GAAP operating income available to common stockholders, excluding notable items	9.7%

Notable Items	Twelve Months Ended
December 31, 2022
Notable items impacting non-GAAP operating income available to common stockholders:
Impact of actuarial assumption updates	$26,572
Total notable items (b)	$26,572
(a)Adjustments to net income available to common stockholders to arrive at non-GAAP operating income available to common stockholders are presented net of related adjustments to amortization of deferred sales inducements (DSI) and deferred policy acquisition costs (DAC) and accretion of lifetime income benefit rider (LIBR) reserves where applicable.
(b)Notable items reflect the after-tax impact to non-GAAP operating income available to common stockholders for certain items that do not reflect the company's expected ongoing operations. Notable items primarily include the impact from actuarial assumption updates. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.